UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 11, 2009

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

As previously disclosed, on July 22, 2009, Fortress International Group, Inc. (the “Company”) received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Board of Directors of the Company no longer complied with Nasdaq’s majority of independent directors requirement for continued listing on Nasdaq under Listing Rule 5605(b)(1) (the “Rule”).

As previously disclosed, on August 6, 2009, Mr. C. Thomas McMillen, a non-independent member of the Board of Directors, resigned from his position as Vice-Chairman and as a member of the Board of Directors.  Following his resignation, the Company has three independent members and three non-independent members on its Board of Directors.

The Company submitted to Nasdaq on August 6, 2009 a specific plan and timetable to achieve compliance with the Rule in connection with the Staff’s review of Fortress’s eligibility for continued listing on Nasdaq.  On August 11, 2009, the Company received a letter from Nasdaq notifying the Company that the Staff has determined to grant the Company an extension to regain compliance with the Rule, as follows: (i) until the earlier of the Company’s next annual stockholders’ meeting or June 30, 2010; or (ii) if the next annual stockholders’ meeting is held before December 28, 2009, then the Company must evidence compliance no later than December 28, 2009.  The Company is required to submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance no later than the dates stated above.  In the event the Company does not regain compliance during this cure period, Nasdaq rules require the Staff to provide written notification to the Company that its securities will be delisted.

On August 12, 2009, the Company issued a press release announcing its receipt of Nasdaq’s letter granting the Company a cure period in order to regain compliance with the Rule.  A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is furnished herewith:

99.1               Press release, dated August 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: August 12, 2009	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer

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